SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 13, 2006
Date of Report (Date of earliest event reported)

PUDA COAL, INC.
(Exact name of registrant as specified in its charter)

Florida	333-85306	65-1129912
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

426 Xuefu Street, Taiyuan, Shanxi Province
The People’s Republic of China,
(Address of principal executive offices)

011-86-351-2281300
Registrant’s Telephone Number, Including Area Code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(a)    As previously announced in the Form 8-K that Puda Coal, Inc. (“we” or “the Company”) filed on August 14, 2006 (the “Original Filing”), we filed the Form 10-QSB for the quarter ended June 30, 2006 without the completion of its review of the report pursuant to SAS 100 by our independent public accountants as required by Item 310 of Regulation S-B.

During the review process by our independent public accountants, discussions were made between management and our independent public accountants and management determined that it misapplied accounting principles generally accepted in the United States of America in relation to convertible notes and warrants issued by the Company pursuant to a private placement on November 18, 2005. This determination was made as the Company considered its responses to comments from the Securities and Exchange Commission (the “SEC”) Staff with respect to the Company’s registration statement on Form SB-2. During discussions with our independent public accountants, management and the Board of Directors of the Company were alerted to the facts and circumstances regarding the errors in accounting as follows:

(i)
The Company had originally used the expected term of one year under the Black-Scholes Model in calculating the fair values of conversion feature and warrants. The use of one year as the expected term despite the contractual terms of 3 years for conversion feature and 5 years for warrants was because it was expected that note holders would convert their debt and exercise the warrants within one year because of the attractive terms. However, after consideration of the provisions of Staff Accounting Bulletin 107, management concluded the contractual terms of 3 and 5 years should be used in estimating the fair values of the conversion feature and warrants.

(ii)
The Company had originally used the straight line method to amortize the debt issuance costs and discount on the conversion feature and warrants. However, the company concluded that the effective interest method is more appropriate to amortize the debt issuance costs and the discounts given the circumstances that the convertible notes is interest bearing with monthly interest payments in cash.

In respect of the above, on August 21, 2006, the Company filed Amendment No. 1 to Form 10-QSB/A for the Company’s second fiscal quarter ended June 30, 2006, amending and restating certain items identified therein with respect to the Original Filing. Amendment No. 1 to the Original Filing was filed to restate the Company’s financial statements for such fiscal quarter after a completed review by our independent public accountants pursuant to the requirement under Item 310 of Regulation S-B.

(b)    On September 13, 2006, Mr. Zhao Ming, Chief Executive Officer and President, Ms. Jin Xia, Chief Financial Officer and Mr. Tian Wenwei, Vice President of the Company concluded that the Company’s annual report on Amendment No. 1 to From 10-KSB/A which included the financial statements for the fiscal year ended December 31, 2005 that was filed on May 17, 2006, and the Company’s quarterly report on Form 10-QSB for the first fiscal quarter ended March 31, 2006 that was filed on May 15, 2006 should not be relied upon due to the misapplication of accounting principles described in (a) above. The Company will amend the reports for these periods and file them with the SEC.

The amended reports will be amended to reflect:

(i)
The usage of the contractual terms of the conversion feature and warrants to 3 years, and 5 years, respectively, instead of an expected term of one year as originally used under the Black-Scholes Model in calculating the fair values of the conversion feature and warrants; and

(ii)	Amortization of the debt issuance costs and discount on convertible notes and warrants using the effective interest method instead of straight line method.

(c)    The authorized officers of the Company, Ms. Jin Xia and Mr. Tian Wenwei discussed the matters disclosed in this current report on Form 8-K pursuant to Item 4.02(a) with the Company’s independent public accountants.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed o its behalf by the undersigned thereunto duly authorized.

PUDA COAL, INC.

Date: September 18, 2006
/s/ Jin Xia
Name: Jin Xia
Title: Chief Financial Officer